DEBT EXCHANGE AGREEMENT

DEBT EXCHANGE AGREEMENT (this "Agreement"), dated as of December 31, 2007, by and between NEW GENERATION HOLDINGS, INC., a Delaware corporation (“NGH”), and JACQUES MOT, the Chief Executive Officer of NGH ("JM").

WITNESSETH:

WHEREAS, NGH is indebted to JM in the amount of $207,429 representing all outstanding cash advances made to NGH by JM through December 31, 2007 (the “NGH Debt”);

WHEREAS, on February 20, 2007, NGH completed the spin-off to NGH stockholders of its 94% ownership interest in Plastinum Polymer Technologies Corp. (“Plastinum”) and since such date has been dormant with no business activities;

WHEREAS, through the efforts of JM and the use of the NGH Debt, NGH has maintained its status as a public company whose shares are quoted on the Over-the Counter Bulletin Board and has timely made all filings with the Securities and Exchange Commission required to keep NGH current with its filing obligations under U.S. securities laws;

WHEREAS, in order to recognize the significant efforts of JM in maintaining the public company status of NGH and maintaining NGH current with its reporting obligations under U.S. securities laws, NGH desires to reward JM with an increased equity stake in NGH by exchanging the NGH Debt owed to JM for shares of NGH Preferred Stock, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EXCHANGE OF DEBT; ISSUANCE OF PREFERRED STOCK.  The parties agree that, upon the execution and delivery of this Agreement, NGH will issue JM 91,081 shares of Series B Preferred Stock, par value $.001 per share, of NGH, and that upon such issuance of 91,081 shares of NGH Series B Preferred Stock, the NGH Debt owed to JM shall be deemed satisfied in full with no further obligation from NGH to JM.

2. REPRESENTATIONS AND WARRANTIES OF THE PARTIES; COVENANTS.

(a) NGH represents and warrants that the NGH Debt owed to JM is a valid debt not subject to offset or counterclaim of any nature. NGH represents and warrants that this Agreement has been duly authorized by its Board of Directors, including its Independent Director, and that this Agreement is binding and enforceable against it in accordance with its terms. In addition, NGH represents and warrants that the shares of NGH Preferred Stock to be issued to JM hereunder will be fully paid, validly issued and non-assessable. JM represents that this Agreement is binding and enforceable against him in accordance with its terms.

(b) Upon execution hereof, NGH shall promptly file documents or instruments necessary or appropriate to adopt Preferred Stock terms substantially in the form of Exhibit A attached hereto. NGH covenants and agrees to submit this Agreement to its stockholders for ratification at its next stockholders meeting.

3. LAW APPLICABLE. This Agreement shall be governed by and construed pursuant to the laws of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

5.  NO WAIVER. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

6. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings or agreements, whether written or oral, with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party.

7.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument and it shall not be necessary in making proof of this agreement to account for all such counterparts.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement as of the day and year first above written.

NEW GENERATION HOLDINGS, INC.

By:	/s/ Marcel Rokegem
Name:	Marcel Rokegem
Title:	Director

/s/ Jacques Mot
JACQUES MOT

[Signature page to Debt Exchange Agreement]

Exhibit A
Form of Preferred Stock Terms

Section II. Preferred Stock.   The designation of the series of Preferred Stock created hereby is Series B Preferred Stock and the number of shares constituting such series is Ninety One Thousand Eighty One (91,081) (the "Series B Preferred Stock" or the "Preferred Stock"). The powers, privileges, preferences, rights, restrictions of, and other matters relating to the Series B Preferred Stock, are as follows:

1. Dividends.

The holders of the Series B Preferred Stock shall not be entitled to receive dividends.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution, Deemed Liquidation (as hereinafter defined) or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series B Preferred Stock, shall be entitled to receive, prior and in preference to any distribution of any of the assets, capital or surplus funds of the Corporation to the holders of the Company's Common Stock, an amount per share equal to $2.27741 per share Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such share) (the “Series B Liquidation Preference”) If upon the occurrence of a Liquidation Event, (i) the assets, capital and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the aggregate Series B Liquidation Preference each such holder is otherwise entitled to receive or (ii) after payment to the holders of the Series B Preferred Stock their full Series B Liquidation Preference there shall remain assets, capital or funds of the Corporation legally available for distribution to the holders of the Corporation’s Common Stock, then unless the assets of the Corporation are not being liquidated in connection with such Liquidation Event, the holders of the Series B Preferred Stock shall be entitled to receive a distribution of such remaining assets, capital or funds ratably with the holders of the Common Stock as if such Series B Preferred Stock had been converted into Common Stock.

(b) A “Deemed Liquidation” shall mean (A) the acquisition of the Corporation by another entity or the acquisition of another entity by the Corporation by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation other than any merger effected exclusively for the purpose of changing the domicile of the Corporation) or a sale of all or substantially all of the assets of the Corporation unless, in the case of any such transaction, series of transactions or sale, the Corporation’s stockholders of record as constituted immediately prior to such transaction, series of transactions or sale shall, immediately after such transaction, series of transactions or sale (by virtue of securities issued as consideration for the Corporation’s securities or otherwise) hold more than 50% of the voting power and economic interest of the surviving or (in the case of a sale of all or substantially all of the assets of the Corporation) acquiring entity in the same proportions among such stockholders as held by them, and with the same relative powers, privileges, preferences, rights and restrictions as among themselves and as against the Corporation as, immediately prior to such transaction, series of transactions or sale, or (B) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires or following which has acquired beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of 50% or more of the voting power or economic interest of the Corporation.

(c) In the event of any Deemed Liquidation, if the consideration received is other than cash, its value shall be deemed to be its Current Market Price (as such term is defined herein). The consideration to be received by the holders of Series B Preferred Stock in any such transaction shall be of the same type (cash, securities or other property) and in the same proportion, as is payable to holders of Common Stock as a result of the transaction unless the holders of a majority of the outstanding shares of Series B Preferred Stock consent otherwise.

(d) The Corporation shall give each holder of record of Series B Preferred Stock written notice of an impending Liquidation Event not later than thirty (30) days prior to the stockholders’ meeting called to approve such transaction, or thirty (30) days prior to the consummation of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The initial notice shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section II.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall not be consummated sooner than the later of thirty (30) days after the Corporation has given the first notice provided for herein or ten (10) days after the Corporation has given notice of any material changes to such impending transaction; provided, however, that such periods may be shortened upon the written consent of the holders of at least 67% of the Series B Preferred Stock.

(e) Notwithstanding the foregoing, in the event of any Liquidation Event, each holder of Series B Preferred Stock shall be entitled to receive the amount such holder would have received under Section II.2(a).

(f) Except as provided in Section II.2(c) with respect to a Deemed Liquidation, any amounts payable to the holders of the Series B Preferred Stock this Section II.2 shall be payable in cash.

(g)  For purposes hereof, the “Current Market Price” of any asset other than cash means:

(i) in the case of a publicly traded security, the average of the daily closing prices for such security for the 20 consecutive business days commencing 20 business days before the date of determination, in which case the closing price for each day shall be (x) the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or (y) if not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc.’s Automated Quotation System, or the nearest comparable system; provided that in the event that the security for which the Current Market Price is to be determined is subject to any restriction on free marketability, then the method of valuation of such security shall be to take an appropriate discount from the Current Market Price as determined above to reflect the approximate fair market value thereof and if the holders of a majority of the Series B Preferred Stock shall object to the amount of such discount, such objection shall be resolved by an independent appraiser as provided in (ii) below and such appraiser’s determination of value shall be final, conclusive and binding on the Company and the holders of Series B Preferred Stock; and

(ii) in the case of any other asset, as determined in good faith by the Board of Directors; provided that if the holders of a majority of the outstanding Series B Preferred Stock object to such determination by the Board of Directors, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders and such appraiser’s determination of value shall be final, conclusive and binding on the Company and the holders of Series B Preferred Stock.

3. Redemption.

The Series B Preferred Stock shall not have any redemption or similar rights.

4. Voting Rights.

Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock may then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights shall be rounded upward to the nearest whole number. For avoidance of doubt, each reference herein to a percentage or other amount of shares of Series B Preferred Stock, the holders of which are entitled to consent rights, approval rights or other rights, shall be deemed to refer to such percentage or other amount of the voting power of such shares determined as provided above.

5.  Conversion.

(a) The holders of the Series B Preferred Stock shall have conversion rights as follows:

(i) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time into the number of fully paid and non-assessable shares of Common Stock of the Corporation as is determined by dividing $1.00 by the Conversion Price in effect at the time of conversion; provided, that in no event shall the Series B Preferred Stock convert to an amount of Common Stock which when added to the existing outstanding Common Stock will exceed the amount of Common Stock authorized by the Company's Certificate of Incorporation. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock shall initially be $.0001 per share (as adjusted for any stock dividends, combinations, splits or the like with respect to the Series B Preferred Stock). A holder of the Series B Preferred Stock may convert any or all of its shares at any time in accordance with this Section II.5.

(ii) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the approval and filing of an amendment to the Corporation’s Amended and Restated Certificate of Incorporation providing for a 1-for-10 reverse stock split increasing the number of authorized but unissued shares of Common Stock to permit the conversion of all outstanding shares of Series B Preferred Stock (the “Amendment”). In the case of any conversion pursuant to this Section II.5(a)(ii), the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the filing date of the Amendment, regardless of whether the shares of Series B Preferred Stock have been surrendered as of such date.

(b) A holder of Series B Preferred Stock who elects to convert such shares into shares of Common Stock, shall surrender the certificate or certificates representing such shares of Series B Preferred Stock at the principal United States office of the Corporation, together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent is referred to herein as the “Conversion Date”. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder, or to its nominee, at such holder’s address as shown in the records of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fractional shares, after aggregating all fractional shares as to which a holder shall have elected conversion. If less than all of the shares of Series B Preferred Stock represented by a stock certificate are converted into shares of Common Stock, the Corporation shall issue a new stock certificate in the amount of the shares not so converted.

(c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock and, after aggregating all fractional shares as to which a holder shall have elected conversion, any remaining fractional share to which the holder would otherwise be entitled shall be rounded up to the nearest whole number.

(d) The Corporation shall at all times when any shares of the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.

(e) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on the applicable Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and the payment of any declared and unpaid dividends thereon. On the Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock. All shares of Series B Preferred Stock, tendered for conversion shall, from and after the applicable Conversion Date, be deemed to have been retired and cancelled and shall not be reissued as Preferred Stock, and the Corporation may thereafter take such appropriate action as may be necessary to reduce accordingly the authorized number of shares of Preferred Stock.

(f)  The term “Conversion Price” shall mean, as of any time, the Conversion Price of the Series B Preferred Stock as applicable at that time, as specified in paragraph (a) of this Section II.5 in case no adjustment shall have been required, or such Conversion Price as adjusted and further adjusted pursuant to this paragraph (f) of this Section II.5, as the case may be.

(1) If at any time the Corporation shall issue any shares of Common Stock or any Convertible Securities, Rights or Related Rights (each as herein defined) (such Convertible Securities, Rights or Related Rights being hereinafter referred to collectively as “Securities”) (other than a dividend or other distribution payable solely in Common Stock or such Securities) for a consideration per share of Common Stock (the consideration in each case to be determined in the manner provided in subparagraph (2) below) less than the Conversion Price in effect immediately prior to the issuance of such Common Stock or Securities, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced to a new Conversion Price equal to the lowest amount of consideration per share of Common Stock (to be determined in the manner provided in subparagraph (2) below) paid for such Common Stock or Securities.

(2) For the purpose of any adjustment of the Conversion Price pursuant to this paragraph (f) of this Section II.5, the following provisions shall be applicable:

(a) If the Corporation shall effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before such subdivision shall be proportionately decreased. If the Corporation shall combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. If the Corporation shall make or issue a dividend or other distribution payable in securities, then and in each such event provision shall be made so that the holders of shares of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving effect to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock. If the Corporation shall reclassify its Common Stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the surviving corporation), then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, the amount of such reclassified Common Stock that they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to such reclassification and had they thereafter during the period from the date of such event to and including the Conversion Date, retained such reclassified Common Stock giving effect to all adjustments called for during such period under this paragraph with respect to the rights of these holders of the Series B Preferred Stock.

(b) Whenever the Conversion Price shall be adjusted as provided in this Section II.5, the Corporation shall forthwith provide notice of such adjustment to each holder of shares of the Series B Preferred Stock, a statement, certified by the chief financial officer of the Corporation, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall send such notice and statement by first class mail, postage prepaid, to each holder of record of Series B Preferred Stock at such holder’s address as shown in the records of the Corporation.

(c) If a state of facts shall occur which, without being specifically controlled by the provisions of this Section II.5, would not fairly protect the conversion rights of the holders of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.